UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 Commission File Number	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

On November 20, 2006, Bunge Limited (“Bunge”) completed the sale and issuance (the “Offering”) of 6,000,000 4.875% cumulative convertible perpetual preference shares, par value $0.01 and with a liquidation preference of $100 per share (the “Preference Shares”), pursuant to an underwriting agreement entered into with Credit Suisse Securities (USA) LLC (the “Underwriter”), dated November 14, 2006.  Pursuant to the Underwriting Agreement, Bunge has also granted the Underwriter a 30-day option to purchase up to 900,000 additional Preference Shares to cover over-allotments.  As of the date hereof, the Underwriter has not exercised this option.  The Underwriting Agreement has been filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Offering was made pursuant to a shelf registration statement on Form S-3 (Registration No. 333-138662) filed with the Securities and Exchange Commission.  Net proceeds of the Offering were approximately $589.0 million after deducting underwriting commissions and estimated offering expenses.  Bunge intends to use the net proceeds to reduce certain indebtedness.

Item 3.03   Material Modifications to Rights of Security Holders

As described in Item 1.01 of this Current Report on 8-K, on November 20, 2006, Bunge completed the sale of the Preference Shares.  The following is a summary of certain material terms of the Preference Shares, which are more fully described in the Certificate of Designation for the Preference Shares (the “Certificate of Designation”).  The Certificate of Designation has been filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein. The Preference Share Certificate has been filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Conversion.  Each Preference Share may be converted at any time, at the option of the holder, into approximately 1.0846 common shares, based on an initial conversion price of $92.20 per common share plus cash in lieu of fractional shares, representing a conversion premium of approximately 40% over the closing price of Bunge’s common shares on November 14, 2006 of $65.86.  The initial conversion price is subject to adjustment upon the occurrence of certain events as described in the Certificate of Designation.

Mandatory Conversion.  On or after December 1, 2011, if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of Bunge’s common shares exceeds 130% of the then prevailing conversion price of the Preference Shares, Bunge may, at its option, cause all issued and outstanding Preference Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion price.

If a fundamental change, as defined in the Certificate of Designation, occurs, Bunge may increase the conversion rate on Preference Shares converted in connection with the fundamental change as described in the Certificate of Designation.

Dividends.  Annual dividends of $4.875 per Preference Share are payable quarterly on each March 1, June 1, September 1 and December 1, commencing March 1, 2007, when, as and if declared by Bunge’s board of directors.  Dividends may be paid in cash, common shares of Bunge or a combination of cash and common shares.  Accumulated dividends on the Preference Shares will not bear interest.  If Bunge fails to declare and pay any dividend on the Preference Shares on a timely basis, Bunge shall be required to settle all unpaid dividends on Preference Shares only in common shares, subject to a cash adjustment for fractional common shares and other conditions set forth in the Certificate of Designation.

Liquidation Preference.  The Preference Shares have a liquidation preference of $100 per Preference Share, plus, upon voluntary or involuntary liquidation, winding up or dissolution, an amount equal to accumulated and unpaid dividends at such time up to an additional $25 per Preference Share.

Ranking.  The Preference Shares rank, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, senior to all our common shares and Series A Preference Shares and to all other shares issued in the future unless the terms of those shares expressly provide that they rank senior to or on a parity with, the Preference Shares; on a parity with any series of shares issued in the future, the terms of which expressly provide that they will rank on a parity with the Preference Shares; and junior to all shares issued in the future, the terms of which expressly provide that such shares will rank senior to the Preference Shares.

Redemption.  Bunge does not have the right to redeem the Preference Shares.

Voting Rights.  Except as required by Bermuda law and the Certificate of Designation for the Preference Shares and as set out in Bunge’s bye-laws, the holders of the Preference Shares generally have no voting rights unless dividends payable on the Preference Shares are in arrears for six or more quarterly periods.  In that event, the holders of the Preference Shares, voting as a single class with any other preference shares having similar voting rights will be entitled at the next annual general meeting or special general meeting of Bunge’s shareholders to elect two directors.  These voting rights and the terms of the directors so elected, subject to Bunge’s bye-laws and Bermuda law, will continue until such time as the dividend arrearage on the Preference Shares has been paid in full.

Item 9.01   Financial Statements and Exhibits

(a)          None

(b)         None

(c)          Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement between Bunge Limited and Credit Suisse Securities (USA) LLC, dated November 14, 2006

4.2	Preference Share Certificate

4.3	Certificate of Designation for Preference Shares

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 20, 2006

BUNGE LIMITED

By:	/s/ CARLA L. HEISS
Name: Carla L. Heiss
Title: Assistant General Counsel

EXHIBITS

Exhibit No.	Description
1.1	Underwriting Agreement between Bunge Limited and Credit Suisse Securities (USA) LLC, dated November 14, 2006

4.2	Preference Share Certificate

4.3	Certificate of Designation for Preference Shares